Exhibit 2.1

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of our share capital summarizes certain provisions of the Articles of Association of Ardagh Group S.A. (our “Articles”). Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our Articles, the form of which has been filed as an exhibit to our Annual Report on Form 20-F.

Common shares

Ardagh Group S.A. (the “Company,” “we,” “us” and “our”) has two classes of common shares: Class A common shares, with a par value of €0.01 per share (the “Class A common shares”) and Class B common shares, with a par value of €0.10 per share (the “Class B common shares,” and together with the Class A common shares, collectively, the “common shares”). Our Class A common shares are registered pursuant to Section 12(b) of the Exchange Act and listed on the New York Stock Exchange under the symbol “ARD”. Our class B common shares are not listed or registered pursuant to the Exchange Act.

The rights of the holders of our Class A common shares and Class B common shares are identical except for par value, voting and conversion rights. The Class A common shares and Class B common shares are entitled to participate equally in distributions made by the Company, with economic entitlement being proportionate to the number of shares held in the Company and not the percentage of share capital of a shareholder. Each Class A common share is entitled to one vote per share. Each Class B common share is entitled to ten votes per share.

Common shares are issued in registered form only and no certificates are issued. The Company is entitled to treat the registered holder of any common share as the absolute owner thereof and is not bound to recognize any equitable claim or other claim or interest in such share on the part of any other person.

Issuance of common shares

Our shareholders have authorized the board of directors to issue common shares up to the maximum amount of the authorized unissued share capital of the Company for a period of five years from March 3, 2017 to such persons, on such terms and for such consideration as the board of directors determines in its absolute discretion. Shareholders may at a general meeting renew or extend such authorized share capital and authorization to the board of directors to issue shares. Notwithstanding the foregoing, the authorization to the board of directors to issue common shares does not permit the issuance of Class B common shares in excess of the 217,696,000 Class B common shares currently issued and outstanding except (i) in connection with stock splits or share dividends (also known as bonus issues) being made to all holders of outstanding common shares in accordance with the principles applicable to dividends described under “Dividend Rights” or (ii) in connection with a reorganization of ARD Holdings S.A. in which the number of Class B common shares issued in connection with such reorganization is substantially the same as or less than the number of Class B common shares received by the Company in connection with such reorganization and which are to be cancelled by the Company in due course.

The Company may issue additional shares, including preference shares, from time to time, either at par or at a premium and with such rights and restrictions (with respect to dividends, voting, return of capital, or otherwise) as we may direct by resolution passed at an extraordinary general meeting held in the manner required for an amendment to the Articles, or as may be determined by the board of directors pursuant to the authority to issue authorized shares, as provided for in the Articles.

No Preemptive Rights

Our Articles provide (subject to the limitations described above) that the board of directors is authorized to issue shares for a period of 5 years from March 3, 2017 within the limits of the authorized share capital and to limit or withdraw any and all statutory preemptive rights which would be applicable in respect of such issuance. This authorization may be renewed, amended or extended by special resolution at a general meeting of shareholders, and the Company plans to seek such renewal in the future.

Meetings of shareholders

The Company convenes at least one general meeting of shareholders each calendar year (the “annual general meeting”) for the purpose of, among other things, approving the annual accounts and electing directors. Under Luxembourg Law, the annual general meeting must be held within six months of the end of the fiscal year. A general meeting can be adjourned at the request of one or more shareholders representing at least 10% of the share capital in issue, taking into account the par value of each Class A common share (€0.01) and the par value of each Class B common share (€0.10) (the “10% threshold”).

The board of directors may convene any general meeting whenever in its judgment such a meeting is necessary. The board of directors may delegate its authority to call the general meeting to the Chairman or any committee of the board of directors or to one or more board members by resolution. The board of directors must convene a general meeting within a period of one month upon notice, which notice must set forth certain information specified in the Articles, to the Company from shareholders holding at least the 10% threshold on the date of such notice. In addition, one or more shareholders who together hold the 10% threshold on the date of the notice to the Company, which notice must set forth certain information specified in the Articles, may require that the Company include on the agenda of such general meeting one or more additional items. At least eight days’ notice to shareholders is required for a general meeting. No business may be transacted at a general meeting, other than business that is properly brought before the general meeting in accordance with our Articles.

Voting rights

Holders of our Class B common shares are entitled to ten votes per share and holders of our Class A common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. The holders of our Class A common shares and Class B common shares vote together on all matters, unless otherwise required by Luxembourg Law or our Articles. Luxembourg Law does not provide for cumulative voting in the election of directors. Voting of shareholders at a general meeting may be in person, by proxy or by voting form. Our Articles specify how the Company shall determine the shareholders of record entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof.

Our Articles distinguish ordinary resolutions and special resolutions.

Ordinary Resolutions.  Our Articles require a quorum of at least one‑third (1/3) of the share capital in issue present in person or by proxy, taking into account the par value of each Class A common share (€0.01) and the par value of each Class B common share (€0.10) (in effect one‑third (1/3) of the total voting rights), for any ordinary resolutions to be considered at a general meeting, and such ordinary resolutions are adopted by a simple majority of votes validly cast on such resolution by shareholders entitled to vote. Abstentions and nil votes are not taken into account.

Special Resolutions.  Our Articles require special resolutions adopted at an extraordinary general meeting for any of the following matters, among other things: (a) an increase or decrease of the authorized or issued share capital, (b) an amendment to our Articles and (c) dissolving the Company. Pursuant to our Articles, for any special resolutions to be considered at a general meeting the quorum is at least one‑half (1/2) of the share capital in issue present in person or by proxy, taking into account the par value of each Class A common share (€0.01) and the par value of each Class B common share (€0.10) (in effect one‑half (1/2) of the voting rights), unless otherwise mandatorily required by Luxembourg Law. Any special resolution may be adopted at a general meeting at which a quorum is present (except as otherwise provided by mandatory law) by the affirmative vote of holders of at least two‑thirds (2/3) of the votes validly cast on such resolution by shareholders entitled to vote.

ARD Finance S.A. (the “Parent Company”), by virtue of its ownership of our Class B common shares, can control the outcome of any action requiring the general approval of our shareholders (except for any action which relates to variation of class rights or requires unanimous approval).

The board of directors may suspend the right to vote of any shareholder if such shareholder fails to fulfill its obligations under the Articles or any deed of subscription or deed of commitment entered into by such shareholder.

Amendment of the Articles

Except where the Articles authorize the board of directors to approve an increase or a reduction in share capital and subsequently record such change within thirty (30) days in the presence of a Luxembourg notary, our Articles require a special resolution approved at an extraordinary general meeting of shareholders to amend the Articles. The agenda of the extraordinary general meeting of shareholders must indicate the proposed amendments to the Articles. Any resolutions to amend the Articles must be taken before a Luxembourg notary and such amendments must be published in accordance with Luxembourg Law.

Certain provisions of our Articles relating to the rights of Class B common shareholders, the ability of the board of directors to issue additional Class B common shares, the ability of the board of directors to suspend voting rights for breach of the Articles, the provisions described under “—Conversion” below, the provisions described under “Compulsory Transfer of Shares,” the provisions requiring equivalent dividends for Class A common shares and Class B common shares and the amendment provisions of the Articles, may not be rescinded, altered or amended without approval by the affirmative vote of a simple majority of the votes validly cast by holders of Class A common shares voting as a class at which holders of in excess of one‑third (1/3) of the Class A common shares are present in person or by proxy (the “Class A Approval”) and subject to any applicable greater quorum or majority requirements as may be provided for under Luxembourg Law; provided that no such class vote is required to correct a manifest error or for an amendment that would not adversely affect the holders of Class A common shares.

Under Luxembourg Law, where a resolution of an extraordinary general meeting of shareholders will change the rights of the Class A common shares or the Class B common shares or any other outstanding class of shares, the resolution must, in order to be valid, fulfil the quorum and voting requirements for an extraordinary general meeting with respect to each such class.

Conversion

The Class A common shares are not subject to any conversion right.

Each Class B common share is issued as a repurchasable share under Luxembourg Law, and may therefore be repurchased by the Company in exchange for one Class A common share in accordance with the procedure set out in our Articles.

Dividend rights

Under Luxembourg Law, dividends may only be declared from the freely available distributable reserves of the Company. Interim dividends may be declared by the board of directors, subject to certain mandatory legal requirements as detailed in the Articles. The general meeting of shareholders would in the normal course be asked to declare as final the interim dividends paid during the year. The shareholders may declare dividends at a general meeting, but, in accordance with the Articles, such dividends may not exceed the amount recommended by the board of directors.

Our Articles provide that no dividends or other distributions may be declared or paid in respect of Class B common shares unless a dividend or distribution in the same amount per share or, in the case of share dividends (also known as bonus issues) in the same ratio, is declared or paid at the same time in respect of the Class A common shares, and vice versa, without regard to the par value of the shares, provided that with respect to share dividends (also known as bonus issues), holders of Class B common shares will receive a relevant number of Class B common shares corresponding to the amount of the dividend and holders of Class A common shares will receive a relevant number of Class A common shares corresponding to the amount of the dividend.

Distributions on winding up of the Company

Any voluntary dissolution of the Company will take place in accordance with the provisions of Luxembourg Law. We may only be placed into voluntary dissolution if shareholders vote in favor of such dissolution by means of a special resolution passed at an extraordinary general meeting.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities in proportion to the number of shares owned by them, without regard to the par value of the shares.

Because all shares of the Company are fully paid, shareholders will have no liability in the event of a winding up of the Company, unless they are deemed to be a de facto manager (gérant de fait) exercising effective and continuing control over the Company by positive actions.

Share repurchases

Pursuant to our Articles, our board of directors may purchase our own shares in accordance with Luxembourg Law on such terms and in such manner as may be authorized by the general meeting of shareholders in an ordinary resolution, subject to the rules of any stock exchange on which our shares are traded.

Our Articles provide that the board of directors is authorized for a period of 5 years from March 3, 2017 to make (i) open market repurchases of Class A common stock subject to certain conditions and (ii) repurchases of shares other than as described in (i) where the same terms are offered to all shareholders in a similar situation.

Board of Directors

Our Articles provide that our business is to be managed and conducted by or under the direction of our board of directors. In managing the business of the Company, the board of directors may exercise all the powers of the Company that are not reserved by Luxembourg Law or by the Articles to the general meeting of shareholders. There is no requirement in our Articles or Luxembourg Law that directors hold any of our shares. There is also no requirement in our Articles or Luxembourg Law that directors must retire at a certain age.

Our board of directors is classified into three classes of directors that are, as nearly as possible, one third (1/3) of the total number of directors constituting the entire board of directors. Each class of directors is elected for a three‑year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. Any director appointed to fill any vacancy on the board of directors must be put in a specific class and only serves until the term of such class expires.

Our Articles provide that any director may be removed at a shareholders meeting with or without cause by an ordinary resolution and any vacancy on the board of directors, may be filled by our board of directors (other than where a director is removed from office by the shareholders, in which case the shareholders shall elect a director to fill such vacancy by ordinary resolution in accordance with our Articles), acting by a simple majority, on a provisional basis until the provisional appointment of the director appointed by the board of directors is confirmed at the next general meeting of shareholders.

The compensation of our directors will be determined by our board of directors subject to ratification by shareholders, and there is no requirement that a specified number or percentage of independent directors must approve any such determination. Our directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors. Our directors who are also employees of the Company are not expected to receive separate compensation for their service as directors.

Mergers and de‑mergers

A merger by absorption whereby a Luxembourg company, after its dissolution without liquidation, transfers to the absorbing company all of its assets and liabilities in exchange for the issuance to the shareholders of the company being acquired of shares in the acquiring company, or a merger effected by transfer of assets to a newly incorporated company, must, in principle, subject to certain exceptions, be approved by a special resolution of shareholders of the Luxembourg company to be held before a notary. Similarly, a de‑merger of a Luxembourg company is, in principle, subject to certain exceptions subject to the approval by a special resolution of shareholders.

Compulsory Transfer of Shares

Our Articles provide that at any time a person is or becomes, directly or indirectly, the owner of 75% or more of the number of issued shares of the Company, such person (the “Acquiror”) may require, by giving notice to the Company as specified in our Articles, the holders of the remaining issued shares of the Company to sell their shares to the Acquiror for cash at a price that reflects the fair market value of such shares as initially determined by an independent investment banking firm of international reputation retained by the Acquiror. Our Articles contain procedures for determining the fair market value of the shares held by the minority shareholders, which include a dispute resolution provision permitting holders of at least 10% of the remaining shares of the Company to dispute the purchase price proposed by the Acquiror in accordance with the procedures set forth in our Articles.

Anti‑Takeover Provisions

Certain provisions of our Articles may have the effect of delaying, deferring or discouraging another person from acquiring control of us, including the following:

•Control by Class B common shareholders.  As described above in “—Voting Rights,” our Articles provide for a dual class share structure, which, for so long as Class B common shares are issued and outstanding, will allow our Parent Company to control the outcome of most matters requiring shareholder approval, even if it owns Class B common shares representing significantly less than a majority of the Company’s issued and outstanding common shares. As a result, the holders of our Class B common shares could delay or prevent the approval of a change of control transaction that may otherwise be approved by the holders of the issued and outstanding Class A common shares.

•Classified Board.  Our board of directors is classified into three classes of directors that are, as nearly as possible, of equal size. Each class of directors are elected for a three‑year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The existence of a classified board might deter a potential offeror from seeking to acquire the Company, as, among other things, a potential offeror could not obtain majority control of the Board through a single contested election.

•Notice Requirements for Shareholder Proposals.  Luxembourg Law and our Articles provide that one or more shareholders together holding at least the 10% threshold may request the addition of one or more items to the agenda of any general meeting. The request must be sent to the registered office by registered mail, at last five clear days before the meeting is held. Our Articles also specify certain requirements regarding the form and content of a shareholder’s notice. These requirements may make it more difficult for our shareholders to bring matters before a general meeting.

•Purchase of own shares.  Luxembourg Law provides that if the acquisition of the Company’s own shares is necessary to prevent serious and imminent harm to the Company, the acquisition can be made without prior authorization of the general meeting of shareholders.

Indemnification of Directors and Officers

Our Articles provide that we will, to the extent permitted by law, indemnify our directors and officers against liability and expenses reasonably incurred or paid by them in connection with claims, actions, suits or proceedings in which they become involved as a party or otherwise by virtue of performing or having performed as a director or officer, and against amounts paid or incurred by them in the settlement of such claims, actions, suits or proceedings, except in cases of fraud, dishonesty, gross negligence, willful misconduct or action giving rise to criminal liability. The indemnification extends, among other things, to legal fees, costs and amounts paid in the context of a settlement. We have entered into separate indemnification agreements with our directors and executive officers.

Our Articles further provide that we may purchase and maintain insurance or furnish similar protection or make other arrangements, including, but not limited to, providing a trust fund, letter of credit or surety bond on behalf of our directors or officers against any liability asserted against them in their capacity as a director or officer.

COMPARISON OF LUXEMBOURG CORPORATE LAW AND DELAWARE CORPORATE LAW

The following comparison between Luxembourg corporate law, which applies to the Company, and Delaware corporate law, the law under which many corporations in the United States are incorporated, discusses additional matters not otherwise described above. In certain respects, the Articles may provide for provisions that vary the minimum requirements of Luxembourg Law.

Meetings of Shareholders

Luxembourg

Under Luxembourg Law, at least one general meeting of shareholders must be held each financial year in Luxembourg.

Luxembourg Law provides that any general meeting of shareholders may be called by the board of directors of a company or the supervisory auditor of a company and must be called so that it is held within a period of one month upon the written request of shareholders holding not less than the 10% voting rights threshold. One or more shareholders who together hold at least the 10% voting rights threshold may request that one or more additional items be put on the agenda of any general meeting.

Delaware

Shareholders generally do not have the right to call meetings of shareholders unless that right is granted in the certificate of incorporation or by‑laws. However, if a corporation fails to hold its annual meeting within a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a shareholder.

Amendments to the articles of association

Luxembourg

Luxembourg Law provides that amendments to the articles of association of a company generally require an extraordinary general meeting of shareholders held in front of a public notary at which at least 50% of the total voting rights is represented. The notice of the extraordinary general meeting shall indicate the proposed amendments to the articles of association. If the aforementioned quorum is not reached, a second general meeting may be convened by means of a notice published fifteen days before the meeting in the Luxembourg Recueil électronique des sociétés et associations (RESA) and in a Luxembourg newspaper. The second general meeting shall be validly constituted regardless of the proportion of the share capital represented, unless otherwise required in the articles of association. At both meetings, resolutions will be adopted if approved by a majority of 66.67% of the votes validly cast on such resolution by shareholders entitled to vote and subject in certain circumstances to a higher majority and/or separate class votes as required under the articles of association of a company or Luxembourg Law.

However, where classes of shares (i.e., Class A common shares, Class B common shares and, as the case may be, preference shares) exist and the resolution to be adopted by the general meeting of shareholders changes the respective rights attaching to such shares, the resolution will be adopted only if the conditions as to quorum and majority set out above are fulfilled with respect to each class of shares. In addition, as described above under “—Amendment of the Articles”, certain of our Articles may be amended only if the Class A Approval has first been obtained. The shareholders may change the nationality of a Luxembourg company by a resolution of the general meeting of shareholders adopted in the manner required for an amendment of the articles of association of the company. An increase of the commitments of its shareholders requires, however, the unanimous consent of the shareholders.

In very limited circumstances the board of directors may be authorized by the shareholders to amend the articles of association, albeit always within the limits set forth by the shareholders. These include (i) where the board of directors is authorized to transfer the registered office within Luxembourg, (ii) where the board of directors is authorized to issue shares within the company’s authorized unissued share capital and (iii) a cancellation of shares following a repurchase of shares. The board of directors is then authorized to appoint a representative to appear in front of a Luxembourg notary to record the transfer of registered office out of the city of Luxembourg, the capital increase or decrease and to amend the share capital set forth in the articles of association.

Delaware

Amendments to the certificate of incorporation of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation. A provision in the certificate of incorporation requiring the vote of a greater number or proportion of the directors or of the holders of any class of shares than is required by Delaware corporate law may not be amended, altered or repealed except by such greater vote.

Duties of directors

Luxembourg

The board of directors must act as a collegiate body in the corporate interest of a company and has the power to take any action necessary or useful to realize the corporate objects of the company, with the exception of the powers reserved by Luxembourg Law or by the articles of association to the general meeting of shareholders. Luxembourg Law imposes a duty on directors of a Luxembourg company to: (i) act in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The standard of care required from directors in the execution of their mandate vis‑à‑vis the company is the standard that the ordinary or reasonable man would apply to his own affairs. The standard of care is more onerous where a director has special skills or where such director receives remuneration for his office.

In addition, Luxembourg Law imposes specific duties on directors and officers of a company to comply with Luxembourg Law and the articles of association of the company.

Delaware

Except as otherwise provided in its certificate of incorporation, the board of directors of a Delaware corporation bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and its shareholders. Delaware courts have decided that the directors of a Delaware corporation are required to exercise an informed business judgment in the performance of their duties. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have also subjected directors’ actions to enhanced scrutiny in certain situations, including if directors take certain actions intended to prevent a threatened change in control of the corporation or in connection with transactions involving a conflicted controlling shareholder. In addition, under Delaware law, when the board of directors of a Delaware corporation determines to sell or break‑up a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders at that time.

Director terms

Luxembourg

Under Luxembourg Law and except as specified differently in the Articles, directors may be re‑elected but the term of their office may not exceed six years. The articles of association may provide for different classes of directors with each class being appointed for a different term.

Delaware

The Delaware General Corporation Law generally provides for a one‑year term for directors, but permits directors to be divided into up to three classes with up to three‑year terms, with the terms for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the shareholders.

Director vacancies

Luxembourg

Under Luxembourg Law and our Articles, in case of vacancy of the office of a director appointed by the general meeting, unless the vacancy results from the removal of a director by the shareholders, the remaining directors so appointed may fill the vacancy on a provisional basis. In such circumstances, the next general meeting shall make the final appointment. The decision to fill a vacancy is taken by the remaining directors by simple majority vote.

Delaware

The Delaware General Corporation Law provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (a) otherwise provided in the certificate of incorporation or by‑laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Anti‑takeover provisions

Luxembourg

There are no special powers granted by Luxembourg Law to the board of directors of a Luxembourg company, which would enable them to prevent a takeover of the company.

Delaware

In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law contains a business combination statute that protects Delaware corporations from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation. Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested shareholder that beneficially owns 15% or more of a corporation’s voting stock, within three years after the person becomes an interested shareholder, unless:

•the transaction that caused the person to become an interested shareholder is approved by the board of directors of the corporation prior to the transaction;

•after the completion of the transaction in which the person becomes an interested shareholder, the interested shareholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and also officers and shares owned by specified employee benefit plans; or

•after the person becomes an interested shareholder, the business combination is approved by the board of directors of the corporation and holders of at least two‑thirds of the outstanding voting stock, excluding shares held by the interested shareholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the by‑laws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until twelve months following its adoption.

Compulsory Acquisition

Luxembourg

Luxembourg Law does not provide for the ability of majority shareholders to acquire the interests of a minority shareholder except in the case of a Luxembourg company whose securities to which voting rights are attached are traded on a regulated securities market in one or more member states of the European Economic Area or were admitted on such a market provided that the withdrawal from trading on such a regulated market has become effective not more than five years earlier or were offered to the public which triggered the obligation to publish a prospectus in accordance with Article 3 of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 (the “Prospectus Regulation”) or for which the obligation to publish a prospectus did not apply in accordance with Article 1 of the Prospective Regulation (in which case, a shareholder holding alone or with persons acting in concert with it, directly or indirectly at least 95% of the company’s shares may acquire the remaining shares for cash at a “fair price”).

We have included in our Articles provisions that allow the direct or indirect holder of 75% of the number of our outstanding shares to acquire the remaining shares for a purchase price payable in cash that is equal to the fair market value of such shares (as determined in accordance with our Articles). See “Description of Share Capital—Compulsory Transfer of Shares”.

Delaware

Under Delaware law, unless the certificate of incorporation of a company provides for a higher standard, subject to the approval of the boards of the directors of the constituent companies, the holder of a majority of the outstanding shares of a corporation can effect the merger of that corporation with another corporation such that the shares of the minority stockholders are converted into the right to receive the merger consideration offered by the majority stockholder. As described under “Duties of Directors,” Delaware courts may subject these types of transactions to enhanced scrutiny, including, in certain circumstances, requiring that these types of transaction be “entirely fair” to the minority stockholders. In addition, stockholders of a Delaware company who do not vote their shares in favor of such a merger are, as a general matter, entitled to an appraisal by the Delaware Court of Chancery of the fair value of such stockholders’ shares. As described under “Appraisal Rights,” Luxembourg Law does not provide appraisal rights to shareholders.

Removal of directors

Luxembourg

Under Luxembourg Law a director may be removed from office by the shareholders at a general meeting of the shareholders, at any time and with or without cause, by ordinary resolution.

Delaware

Under the Delaware General Corporation Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, and (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his/her removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he/she is a part.

Limitation of liability of directors and officers

Luxembourg

Pursuant to Luxembourg Law on agency, agents are generally entitled to be reimbursed any advances or expenses made or incurred in the course of their duties, except in cases of fault or negligence on their part. Luxembourg Law provisions on agency are generally applicable to the mandate of directors and agents of the company. Pursuant to Luxembourg Law, a company is generally liable for any violations committed by employees in the performance of their functions except where such violations are not in any way linked to the duties of the employee.

It is possible to include indemnification provisions in the articles of association of a company setting forth the scope of indemnification of directors and officers. These provisions typically indemnify directors and officers against liability (to the extent permitted by Luxembourg Law) and expenses reasonably incurred or paid by them in connection with claims, actions, suits or proceedings in which they become involved as a party or otherwise by virtue of performing or having performed as a director or officer, and against amounts paid or incurred by them in the settlement of such claims, actions, suits or proceedings, except in cases of fraud, dishonesty, gross negligence, willful misconduct or action giving rise to criminal liability. It is also possible under Luxembourg Law to enter into indemnification agreements with directors and executive officers of a company. Our Articles provide, subject to certain exceptions, for a waiver by shareholders of any claims they may have against our directors.

Delaware

The certificate of incorporation may provide for the elimination of personal monetary liability of directors for breach of fiduciary duties as directors to the fullest extent permissible under the laws of the State of Delaware, except for liability (i) for any breach of a director’s loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the DGCL (relating to the liability of directors for unlawful payment of a dividend or an unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit. The certificate of incorporation may also provide that if the DGCL is amended so as to allow further elimination of, or limitations on, director liability, then the liability of directors will be eliminated or limited to the fullest extent permitted by the DGCL as so amended. A Delaware corporation may also indemnify its directors, officers, employees or agents for certain losses incurred by any of them if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of any criminal action, had no reason to believe that his actions were unlawful.

Interested director transactions

Luxembourg

There are no rules under Luxembourg Law preventing a director from entering into contracts or transactions with the company to the extent the contract or the transaction is in the corporate interest of the company.

Luxembourg Law prohibits a director from participating in deliberations and voting on a transaction which has to be considered by the board of directors if that director has a direct or indirect financial interest conflicting with that of the company. The concerned director must advise the board of directors thereof and cause a record of his statement to be included in the minutes of the meeting. Such director may not take part in these deliberations. At the next general meeting of shareholders, before any other resolution is put to the vote, a special report must be made on any transactions in which the directors may have had an interest conflicting with that of the company. These restrictions will not apply where the decision of the board of directors relates to ordinary business entered into under normal conditions.

Delaware

Interested director transactions are permissible and may not be legally voided if:

•either a majority of disinterested directors, or a majority in interest of holders of shares of the corporation’s capital stock entitled to vote upon the matter, approves the transaction upon disclosure of all material facts; or

•the transaction is determined to have been fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.

Appraisal rights

Luxembourg

Luxembourg Law does not provide for appraisal rights to shareholders.

Delaware

A shareholder of a Delaware corporation participating in certain corporate transactions may, under certain circumstances, be entitled to appraisal rights under which the shareholder may receive cash in the amount of the fair value of the shares held by that shareholder (as determined by the Delaware Court of Chancery) in lieu of the consideration the shareholder would otherwise receive in the transaction.

Cumulative voting

Luxembourg

The election of directors by cumulative voting is generally not possible under Luxembourg Law.

Delaware

The certificate of incorporation of a Delaware corporation may provide that shareholders of any class or classes or of any series may vote cumulatively either at all elections or at elections under specified circumstances.

Approval of corporate matters by written consent

Luxembourg

Pursuant to Luxembourg Law, shareholders of a public limited liability company may not take actions by written consent. A shareholder meeting must always be called if the matter to be considered requires a shareholder resolution under Luxembourg Law or our Articles. Shareholders may vote by proxy or by submission of a voting form.

Delaware

Unless otherwise specified in a corporation’s certificate of incorporation, shareholders may take action permitted to be taken at an annual or special meeting, without a meeting, notice or a vote, if consents, in writing, setting forth the action, are signed by shareholders with not less than the minimum number of votes necessary to authorize such action at a meeting at which all shareholders entitled to vote were present and voted.

Share repurchases

Luxembourg

Pursuant to Luxembourg Law, a company (or any party acting on its behalf) may repurchase its own shares and hold them in treasury, provided, except in limited circumstances:

•the shareholders at a general meeting have previously authorized the board of directors to acquire company shares. The general meeting shall determine the terms and conditions of the proposed acquisition and in particular the maximum number of shares to be acquired, the period for which the authorization is given (which may not exceed five years) and, in the case of acquisition for value, the maximum and minimum consideration.

•the acquisitions, including shares previously acquired by the company and held by it, and shares acquired by a person acting in his own name but on behalf of the company, may not have the effect of reducing the net assets below the amount of the issued share capital plus the reserves, which may not be distributed by law or under the articles of association.

•only fully paid‑up shares may be repurchased.

As long as shares are held in treasury, the voting rights attached thereto are suspended. Further, to the extent the treasury shares are reflected as assets on the balance sheet of the company, a non‑distributable reserve of the same amount must be reflected as a liability.

Delaware

The board of directors is permitted to authorize share repurchases without shareholder consent.

Shareholder suits

Luxembourg

Pursuant to Luxembourg Law, the board of directors has the widest power to take any action necessary or useful to achieve the corporate object. The board of directors’ powers are limited only by law and the articles of association of the company.

Luxembourg Law generally does not require shareholder approval before legal action may be initiated on behalf of the company. The board of directors has sole authority to decide whether to initiate legal action to enforce the company’s rights (other than, in certain circumstances, in the case of an action against board members). Luxembourg procedural law does not recognize the concept of class actions.

Shareholders do not generally have authority to initiate legal action on the company’s behalf. However, the general meeting of shareholders may vote to initiate legal action against directors on grounds that such directors have failed to perform their duties. Further, one or more shareholders holding at least 10% of the voting rights can take (on behalf of the company) legal action against directors or members of the board of directors for management fault, violation of the articles of association or law. Finally, if a director is responsible for a breach of the Luxembourg Law or of a provision of the articles of association, an action can be initiated by any third party, including a shareholder, that has suffered a loss that is independent and separate from the damage suffered by the company.

Delaware

Class actions and derivative actions generally are available to the shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Inspection of books and records

Luxembourg

The register of shareholders of a company is open to inspection, at the company’s registered office, by shareholders.

Each year, the shareholders have the right to inspect, at the Company’s registered office, eight calendar days prior to the annual general meeting among other things (i) the annual accounts and the list of directors and of the supervisory auditors, (ii) the report of the supervisory auditors and (iii) in case of amendments to the articles of association, the text of the proposed amendments and the draft of the resulting consolidated articles of association. Each shareholder shall be entitled to obtain free of charge, upon request and against evidence of his title, eight days before the general meeting, a copy of the annual accounts as well as the report from the management report and of the supervisory auditors.

Delaware

All shareholders of a Delaware corporation have the right, upon written demand, to inspect or obtain copies of the corporation’s shares ledger and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

Declaration and payment of dividends

Luxembourg

Pursuant to Luxembourg Law, distributions may be made (i) by decision of the general meeting out of available profits (up to the prior year end and after approval of accounts as of the end of and for the prior year) and reserves and (ii) by the board of directors as interim dividends out of available profits and reserves if the articles of association authorize the board of directors to do so. Furthermore, up to 5% of any net profits generated by the company must be allocated to a legal reserve that is not available for distribution, until such legal reserve is equal to 10% of the company’s issued share capital. Generally, distributions may only be made if the following conditions are met:

•except in the event of a reduction of the issued share capital, a distribution to shareholders may not be made if net assets on the closing date of the preceding fiscal year are, or following such distribution would become, less than the sum of the issued share capital plus reserves, which may not be distributed by law or under the articles of association.

•the amount of a distribution to shareholders may not exceed the sum of net profits at the end of the preceding fiscal year plus any profits carried forward and any amounts drawn from reserves which are available for that purpose, less any losses carried forward and with certain amounts to be placed in reserve in accordance with the law or the articles of association

•Interim distributions may only be made if the following conditions are met:

•interim accounts indicate sufficient funds available for distribution;

•the amount to be distributed may not exceed total profits since the end of the preceding fiscal year for which the annual accounts have been approved, plus any profits carried forward and sums drawn from reserves available for this purpose, less losses carried forward and any sums to be placed in reserves in accordance with the law or the articles of association;

•the board of directors may declare interim distributions no more than 2 months after the date at which the interim accounts have been drawn up;

•review report issued by the company auditor(s) confirming that the above conditions for an interim distribution are met.

The amount of distributions declared by the annual general meeting of shareholders may include (i) the amount previously declared by the board of directors (i.e., the interim distributions for the year of which accounts are being approved), and if proposed (ii) the (new) distributions declared on the annual accounts. Where the payments made on account of interim dividends exceed the amount of the dividends subsequently approved by the shareholders at the annual general meeting, the excess amount shall be deemed to have been paid on account of the next dividend.

Delaware

Under the DGCL, subject to any restrictions contained in the certificate of incorporation, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either (i) out of its surplus or (ii) if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except when the capital of the corporation is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the issued and outstanding shares of all classes having a preference on the distribution of assets. “Surplus” is defined in the DGCL as the excess of the net assets of the corporation over capital, as such capital may be adjusted by the board of directors.